Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2015 FOURTH QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 9, 2016: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $8.2 million for the year ended December 31, 2015, compared to $3.0 million for 2014. Basic and diluted net income per common share for the year ended December 31, 2015 were both $1.31, compared to basic and diluted net income per common share of $.48 for 2014. The increase in earnings for 2015 was primarily attributable to an $11.6 million recovery received in November 2015 from an arbitration settlement recorded in other income. In addition to the recovery, trust department earnings and debit card income both increased $.3 million. An increase of $1.4 million in salaries and benefits, primarily due to increased pension and health care costs, and losses of $3.5 million on CDO investments partially offset the increases to income. The net interest margin for the year ended December 31, 2015, on a fully tax equivalent (“FTE”) basis, increased to 3.04% from 3.00% for the year ended December 31, 2014.

Consolidated net income available to common shareholders was $5.7 million, or $.92 per common share, for the fourth quarter of 2015, compared to $1.0 million, or $.16 per common share, for the same period of 2014. The increase in earnings for the fourth quarter of 2015 when compared to the fourth quarter of 2014 was primarily attributable to the $11.6 million arbitration recovery from First Tennessee Bank in November 2015.

According to Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer, “The Company ended the year with very positive results.  2015 final earnings results were driven by an $11.6 million non-recurring arbitration settlement received during the fourth quarter.  This settlement gave us the opportunity to reposition our investment portfolio and to accomplish several capital objectives including the redemption of $10.0 million, or one-third, of our outstanding Series A Preferred Stock.  Capital levels remain strong, providing for ample room for future growth and adequately covering the risk on our balance sheet.”

Financial Highlights Comparing the Three and Twelve Months Ended December 31, 2015 and 2014:

•	The provision for loan losses decreased to $1.1 million for the year ended December 31, 2015 from the $2.5 million recorded for the year ended December 31, 2014. The decrease was driven by lower net charge-offs and higher credit quality of the loan portfolio.

•	Other income increased $12.1 million for the year ended December 31, 2015 when compared to 2014. This increase was primarily attributable to the $11.6 million arbitration recovery in the fourth quarter. In addition to the recovery, trust department earnings and debit card income both increased $.3 million. These increases were partially offset by $3.5 million in losses recorded on CDO securities for the year ended December 31, 2015 compared to $1.1 million in gains on sales of securities for the year ended December 31, 2014. Bank Owned Life Insurance (“BOLI”) income decreased $.2 million for 2015 as a result of a one-time death benefit of $.4 million received in December 2014.

•	Operating expenses increased $1.0 million for the year ended December 31, 2015 when compared to 2014. This increase resulted from a $1.4 million increase in salaries and benefits, primarily due to increased pension and health care costs and a $.4 million increase in professional services due to increased legal expenses incurred for litigation. These increases were offset by a decrease of $.4 million in other real estate owned (“OREO”) expenses due to reductions in valuation write-downs on properties and a decrease of $.6 million in other expenses. Declines in other expenses were due primarily to reductions in marketing, in house training and other miscellaneous expenses.

Balance Sheet Overview

Total assets remained stable at $1.3 billion at December 31, 2015 and December 31, 2014. When comparing 2015 to 2014, cash and interest-bearing deposits in other banks increased $16.7 million, the investment portfolio decreased $54.8 million, and gross loans increased $39.0 million. We sold investments during 2015 in order to reduce interest rate volatility and to provide funding for higher yielding loans. OREO balances decreased $6.0 million due to sales of properties. BOLI increased $6.6 million, due primarily to new general account contracts purchased in the second quarter. Total liabilities decreased by $20.6 million for the year ended December 31, 2015 when compared to 2014 due primarily to a decrease of $35.1 million in long-term borrowings as a result of the repayment of a $30.0 million FHLB advance and the maturity of the $5.0 million subordinated debentures in March 2015.

At December 31, 2015, the total amortized cost basis of the available-for-sale investment portfolio was $173.5 million, compared to a fair value of $170.2 million. Unrealized gains and losses on securities available-for-sale are reflected in accumulated other comprehensive loss, a component of shareholders’ equity. The amortized cost basis of the held to maturity portfolio was $105.6 million compared to a fair value of $106.7 million.

Comparing December 31, 2015 to December 31, 2014, loans outstanding increased $39.0 million (4.6%). Commercial real estate (“CRE”) loans increased $24.4 million as a result one new relationships in the fourth quarter 2015. Acquisition and development (“A&D”) loans increased $11.7 million due to a large relationships booked in the fourth quarter. Commercial and industrial (“C&I”) loans decreased $19.4 million due to the payoff of one large loan in the third quarter of 2015. Residential mortgage loans increased $21.1 million due to increased production of loans in our adjustable and fixed rate mortgage programs. The consumer loan portfolio increased slightly by $1.2 million. At December 31, 2015, approximately 39% of the commercial loan portfolio was collateralized by real estate, compared to approximately 44% at December 31, 2014.

Total deposits increased $17.5 million at December 31, 2015 when compared to December 31, 2014. During 2015, we continued our focus on changing the mix of our deposit portfolio away from higher cost certificates of deposit and toward lower cost money market and transaction accounts. We have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $3.4 million. Traditional savings accounts increased $11.4 million due to continued growth in our Prime Saver product. Total demand deposits increased $41.8 million and total money market accounts decreased $1.9 million. Time deposits less than $100,000 declined $17.0 million and time deposits greater than $100,000 decreased $20.2 million. During 2015, the ICS program was implemented which offers FDIC insurance to demand deposit and savings or money market accounts. The growth in the brokered/ICS money market balances was primarily due to the shift of money market deposits held in our trust department to the ICS program.

Comparing December 31, 2015 to December 31, 2014, shareholders’ equity increased $11.8 million as a result of the $8.2 million in net income recorded for 2015 combined with a $3.4 million decrease in accumulated other comprehensive loss.

The book value of the Corporation’s common stock was $14.51 per share at December 31, 2015, compared to $13.30 per share at December 31, 2014.

At December 31, 2015, there were approximately 6,254,620 outstanding shares of the Corporation’s common stock and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Mrs. Rodeheaver added, “while we did not see large growth in our assets, loan production was very strong during 2015 in both commercial and mortgage lending resulting in net loan growth of $39.0 million.  Provision expense was also lower in 2015 due to the improved quality of our loan portfolio.  We funded our loan growth with lower cost, core deposits as evidenced in our lower interest expense.  The community office network continues to be successful in changing the mix in the deposit portfolio towards core accounts linked to full customer relationships.”

Net Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $60 thousand (.2%) for the year ended December 31, 2015 when compared to 2014 due to a $1.5 million (3.2%) decrease in interest income, which was offset by a $1.5 million (13.5%) decrease in interest expense. The decrease in interest income was primarily due to the $29.5 million (8.7%) reduction in the average balance of investments and an overall decrease of 7 basis points on yields when comparing the years ended December 31, 2015 and December 31, 2014. The decline in interest income was offset by a decline in interest expense due to the reduction of $17.9 million in average balances of long-term borrowings and a decrease of 9 basis points on long-term borrowings. We saw an increase in the net interest margin for the year ended December 31, 2015 to 3.04% when compared to 3.00% for the year ended December 31, 2014.

When comparing the year ended December 31, 2015 to the year ended December 31, 2014, there was an overall $17.8 million decrease in average interest-earning assets, driven by a decrease of $29.5 million in investment securities and a $9.7 million decrease in fed funds sold, offset by a $26.3 million increase in loans.

Interest expense decreased for the year ended December 31, 2015 when compared to the year ended December 31, 2014 due primarily to an overall decrease of $42.9 million on our average interest-bearing liabilities. The overall effect was a 10 basis point decrease in the average rate paid from 1.07% for 2014 to .97% for 2015.  This decrease was due to a reduction of $27.9 million in borrowings and a decrease of $33.4 million in certificates of deposits, partially offset by an increase of $18.4 million in demand deposits, savings and money market accounts.

Asset Quality

The allowance for loan losses (“ALL”) decreased to $11.9 million at December 31, 2015, compared to $12.1 million at December 31, 2014. The provision for loan losses for the year ended December 31, 2015 decreased to $1.1 million from $2.5 million for the year ended December 31, 2014. The lower provision expense was primarily due to lower net charge-offs of $1.2 million in 2015, compared to net charge-offs of $4.0 million in 2014. The ratio of the ALL to loans outstanding as of December 31, 2015 was 1.36%, which was lower than the 1.44% at December 31, 2014 due to the higher quality of the loan portfolio.

The ratio of net charge-offs to average loans for the year ended December 31, 2015 was .14%, compared to .49% for the year ended December 31, 2014. Relative to December 31, 2014, all segments of loans showed improvement. The CRE portfolio had an annualized net charge-off rate of .05% as of December 31, 2015, compared to an annualized net charge-off rate of .18% as of December 31, 2014. The annualized net charge-off rate for A&D loans as of December 31, 2015 was .79% compared to 2.46% as of December 31, 2014 due primarily to a reduced number of charge-offs in 2015. The ratios for C&I loans were 0.00% and .31% for December 31, 2015 and December 31, 2014, respectively. The residential mortgage loan ratios were .02% and .17% for December 31, 2015 and December 31, 2014, respectively, and the consumer loan ratios were .40% and .71% for December 31, 2015 and December 31, 2014, respectively.

Accruing loans past due 30 days or more increased to 1.70% of the loan portfolio at December 31, 2015, compared to 1.62% at December 31, 2014. The increase for 2015 was primarily due to an increase in past-due accruing commercial real estate loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Non-accrual loans totaled $15.5 million at December 31, 2015, compared to $11.6 million at December 31, 2014. Non-accrual loans which have been subject to a partial charge-off totaled $4.1 million at December 31, 2015, compared to $4.6 million at December 31, 2014.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of (losses)/gains, increased $12.1 million for the year ended December 31, 2015 when compared to 2014. This increase was primarily attributable to an $11.6 million recovery received in November 2015 from an arbitration settlement. In addition to the recovery, trust department earnings and debit card income both increased $.3 million. These increases were offset by a decrease in BOLI income of $.2 million during 2015 as a result of a one-time death benefit of $.4 million received in December 2014.

Net losses of $2.5 million were reported through other income for the year ended December 31, 2015, compared to net gains of $1.1 million for 2014. The losses were primarily attributable to a $3.5 million write-down of eight CDO investments that the Bank transferred to First United Corporation in 2015.

Operating expenses increased $1.0 million for the year ended December 31, 2015 when compared to the same period of 2014. This increase was due to an increase of $1.4 million in salaries and benefits, primarily due to increased pension and health care costs, and an increase of $.4 million in professional services due to increased legal expenses incurred for litigation. These increases were offset by a decrease of $.4 million in OREO expenses due to reductions in valuation write-downs on properties and a decrease of $.6 million in other expenses. Declines in other expenses were due primarily to reductions in marketing, in house training and other miscellaneous expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2015	2014	2015	2015	2015	2015	2014
EARNINGS SUMMARY
Interest income	$10,880	$11,468	$11,461	$11,268	$11,423	$45,032	$46,386
Interest expense	$2,134	$2,636	$2,251	$2,493	$2,529	$9,407	$10,870
Net interest income	$8,746	$8,832	$9,210	$8,775	$8,894	$35,625	$35,516
Provision for loan losses	$428	$884	$500	$52	$74	$1,054	$2,513
Other Operating Income	$15,141	$3,567	$3,447	$3,264	$3,140	$24,992	$12,907
Net (Losses)/Gains- other	$(2,605)	$(74)	$95	$102	$(97)	$(2,505)	$1,053
Other Operating Expense	$10,753	$9,486	$9,710	$10,616	$10,036	$41,115	$40,095
Income before taxes	$10,101	$1,955	$2,542	$1,473	$1,827	$15,943	$6,868
Income tax expense	$3,716	$296	$594	$298	$459	$5,067	$1,271
Net income	$6,385	$1,659	$1,948	$1,175	$1,368	$10,876	$5,597
Accumulated preferred stock dividends and
discount accretion	$675	$676	$675	$675	$675	$2,700	$2,601
Net income available to common shareholders	$5,710	$983	$1,273	$500	$693	$8,176	$2,996

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2015	2014	2015	2015	2015
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.92	$0.16	$0.20	$0.08	$0.11

Book value	$14.51	$13.30	$13.52	$13.29	$13.16
Closing market value	$11.70	$8.55	$8.20	$8.66	$9.14
Market Range:
High	$11.89	$8.75	$8.83	$9.46	$9.50
Low	$7.91	$7.93	$8.01	$8.36	$8.21

Common shares outstanding at period end	6,254,620	6,228,366	6,254,620	6,254,620	6,238,598

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.82%	0.42%	0.45%	0.38%	0.41%
Return on average shareholders' equity	9.54%	5.07%	5.34%	4.60%	5.01%
Net interest margin	3.04%	3.00%	3.07%	3.04%	3.07%
Efficiency ratio	69.30%	78.10%	81.00%	84.00%	81.90%

PERIOD END BALANCES	31-Dec	31-Dec
	2015	2014

Assets	$1,323,458	$1,332,296
Earning assets	$1,150,750	$1,173,913
Gross loans	$879,023	$839,991
Commercial Real Estate	$280,505	$256,064
Acquisition and Development	$110,986	$99,301
Commercial and Industrial	$73,853	$93,255
Residential Mortgage	$388,739	$367,641
Consumer	$24,940	$23,730
Investment securities	$275,792	$330,566
Total deposits	$998,794	$981,323
Noninterest bearing	$204,569	$201,188
Interest bearing	$794,225	$780,135
Shareholders' equity	$120,771	$108,999

CAPITAL RATIOS	31-Dec	31-Dec
	2015	2014
Period end capital
Tier 1 to risk weighted assets	15.31%	14.23%
Common Equity Tier 1 to risk weighted assets	9.92%	N/A
Tier 1 Leverage	11.51%	11.29%
Total risk based capital	17.37%	15.40%

ASSET QUALITY
Net charge-offs for the quarter	$717	$887
Nonperforming assets: (Period End)

Nonaccrual loans	$15,498	$11,551
Loans 90 days past due
and accruing	$1,025	$529
Total nonperforming loans
and 90 days past due loans	$16,523	$12,080

Restructured loans	$14,019	$13,684
Other real estate owned	$6,883	$12,932

Allowance for loan losses
to gross loans, at period end	1.36%	1.44%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.88%	1.44%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	1.25%	0.91%